                                                    Commission File No. 3383526

                       SCHEDULE 14C INFORMATION STATEMENT
                                   AMENDMENT 1

             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934

Check the appropriate box:
[X]    Preliminary Information Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
          Rule 14c-5(d)(2)
[ ]    Definitive Information Statement

                            MATERIAL TECHNOLOGY, INC.
                            -------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)
[ ]    No fee required
[X]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

-------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS                AGGREGATE NUMBER    PER UNIT       MAXIMUM          TOTAL
    OF SECURITIES                    OF SECURITIES        PRICE     AGGREGATE VALUE    FEE PAID
-------------------------------------------------------------------------------------------------
 Material  Technology, Inc.,        4,500,000 Shares      $.001         $  4,500        $   .30
 Class A Common  Stock                                  Par Value
-------------------------------------------------------------------------------------------------
 SecurFone America,                 4,120,000 Shares     $.19791        $815,690        $163.14
 Inc. common stock                                      Book Value
-------------------------------------------------------------------------------------------------
 Material Technologies, Inc.        5,560,000 Shares      $.001         $  5,560        $   .37
 Class A Common  Stock                                  Par Value
-------------------------------------------------------------------------------------------------
                       TOTAL                                                            $163.81
-------------------------------------------------------------------------------------------------

[X ]    Fee paid previously with preliminary materials.

[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:
        _____________________________

        2)  Form, Schedule or Registration Statement No.:
        _____________________________

        3)  Filing Party:
        _____________________________

        4)  Date Filed:
        _____________________________

                           MATERIAL TECHNOLOGY, INC.
                     11661 San Vicente Boulevard, Suite 707
                             Los Angeles, CA  90049

                    NOTICE OF THE TAKING OF CORPORATE ACTION
                      WITHOUT A MEETING BY WRITTEN CONSENT

Notice is hereby given that, twenty-one (21) days after this Information Statement is mailed to shareholders of Material Technology, Inc., a Delaware corporation (the "Corporation"), approximately July __, 1997, Robert M. Bernstein, as the holder of approximately 53.3% of the outstanding capital stock of the Corporation, by written consent, will authorize the Corporation to: (1) transfer all of its assets and liabilities to Material Technologies, Inc., in exchange for 5,560,000 shares of that corporation's Class A common stock and to distribute 5,000,000 of those shares to the Corporation's existing shareholders;
(2) to effect a reverse one for ten (1 for 10) stock split reducing the Corporation's outstanding shares from 5,000,000 to 500,000 shares of Class A Common Stock; (3) enter into the reverse merger with SecurFone America, Inc. in accordance with the February 17, 1997 Stock Purchase Agreement and issue 4,500,000 shares of Class A Common Stock in exchange for all of the stock of SecurFone America, Inc.; and (4) change the Corporation's name to SecurFone America, Inc., by amending the Corporation's Certificate of Incorporation.


After all steps in the transaction are complete, Robert M. Bernstein will own 4.9% SecurFone America, Inc.'s outstanding common stock and 51.7% of Matech 2's outstanding Class A common stock. In addition, Mr. Bernstein will own all 60,000 shares of Matech 2's Class B Common Stock representing 12,000,000 votes leaving him in control of Matech 2. The current Board of Directors as a group will own 5.2% of SecurFone's outstanding common stock and 54.7% of Matech 2's outstanding Class A Common Stock. SecurFone will own 10.1% of Matech 2's outstanding Class A Common Stock.


These transactions are contingent on the satisfaction of certain conditions and the closing is expected to occur by July 31, 1997. Assuming that these conditions are satisfied, the Board of Directors intends to authorize the Corporation to close the transactions. Concurrent with the closing, each of the current members of the Board of Directors will resign and Robert M. Bernstein, by written consent, will (a) amend the Corporation's Bylaws to increase the number of directors to five (5) and (b) will elect new directors. The current members of the Board of Directors and officers will, however, remain as directors and officers of Matech 2. No shareholder approval for elections of the new directors is required and none is being sought.

The accompanying information statement is furnished under Section 14(c) of the Securities Exchange Act of 1934 and the Rules thereunder.

 June 24, 1997                     By: /s/ JOEL FREEDMAN
                                      _________________________________
                                          Joel Freedman, Secretary

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

                            MATERIAL TECHNOLOGY, INC.
                     11661 San Vicente Boulevard, Suite 707
                             Los Angeles, CA  90049

                              INFORMATION STATEMENT

Material Technology, Inc., a Delaware corporation, (the "Corporation") is furnishing this Information Statement to its shareholders in connection with taking shareholder action without a meeting by less than unanimous written consent of the Corporation's stockholders under Section 228 of Delaware General Corporation Law. Robert M. Bernstein holds 2,426,130 shares of the Corporation's Class A Common Stock representing 53.3% of the outstanding voting shares. On or about July __, 1997, as the Corporation's majority shareholder, Mr. Bernstein intends to execute a written consent of shareholders authorizing the Corporation to: (1) transfer all of its assets and liabilities to Material Technologies, Inc., ("Matech 2", a new corporation formed on March 4, 1997, for this transaction) in exchange for 5,560,000 shares of that corporation's Class A common stock and to distribute 5,000,000 of those shares to the Corporation's existing shareholders; (2) to effect a reverse one for ten (1 for 10) stock split reducing the Corporation's outstanding shares from 5,000,000 to 500,000 shares of Class A Common Stock; (3) enter into the reverse merger with SecurFone America, Inc. in accordance with the February 17, 1997 Stock Purchase Agreement and issue 4,500,000 shares of the Corporation's Class A Common Stock in exchange for all of the stock of SecurFone America, Inc.; and (4) change the Corporation's name to SecurFone America, Inc., by amending the Corporation's Certificate of Incorporation.


These transactions are contingent on the satisfaction of certain conditions and the closing is expected to occur by July 31, 1997. Assuming these conditions are satisfied, the Board of Directors intends to authorize the Corporation to close the transactions. Concurrent with the closing, each of the current members of the Board of Directors will resign and Robert M. Bernstein, by written consent, will (a) amend the Corporation's Bylaws to increase the number of directors to five (5) and (b) will elect new directors. The current members of the Board of Directors and officers will, however, remain as directors and officers of Matech 2. No shareholder approval for elections of the new directors is required and none is being sought.

This is only an Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is mailed to stockholders on or about June __, 1997. Record holders of the Corporation's Class A Common Stock at the close of business on June __, 1997 are entitled to receive a copy of this Information Statement. On June __, 1997, there were 4,550,000 shares of Class A Common Stock outstanding with each share entitled to one vote.

                   VOTING SECURITIES AND SECURITIES TO BE ISSUED

     On June 16, 1997, the Corporation had four million five hundred fifty thousand (4,550,000) shares of Class A Common Stock outstanding. Holders of the Class A Common stock have one vote per share of common stock held and vote as a single Class with holders of Class B Common Stock, who have 200 votes per share, on all matters submitted to stockholder vote including annual election of directors, amendment of the Certificate of Incorporation, merger or consolidation of the Company, sale, lease, or exchange of all or substantially all of the Company's property and assets, dissolution of the Company, and all other matters required to be submitted to stockholder vote
under Delaware Corporation Law.   A majority of the shares entitled to vote
is necessary to effect these transactions under Delaware Corporation Law. No super majority is required by the Company's Certificate of Incorporation or Bylaws. Class A Common stockholders are entitled to receive such dividends out of the funds or assets of the Corporation legally available therefor as, from time to time, the Board may declare. In electing directors, if one or more Stockholders or their proxy deliver written notice to the Secretary of the Corporation prior to the meeting, or to the Chairperson prior to the vote for directors, all Stockholders may cumulate their votes in electing directors. If and only if such notice is given, every Stockholder entitled to vote for directors shall have the number of votes determined by multiplying the number of directors to be elected by the number of shares the Stockholder is entitled to vote and each Stockholder may then give one nominated candidate all such votes or distribute such votes in any proportion among the nominated candidates.


Upon closing the transaction the Corporation will issue an additional 450,000 shares of its Class A Common Stock, 225,000 to Irwin Renneisen and 225,000 to David Jordan, two individuals not affiliated with the Corporation, as compensation for introducing the Corporation to SecurFone resulting in the closing of the transaction. After this issuance there will be 5,000,000 shares of Class A Common Stock outstanding. The Corporation will then reverse split these shares in a ratio of 1 for 10 resulting in 500,000 shares outstanding. The Corporation will then issue 4,500, 000 shares of its Class A Common Stock to the stockholders of SecurFone America, Inc. ("SecurFone") in exchange for all of the outstanding common stock of SecurFone. No person has any preemptive rights to any of these shares under the Corporation's Certificate of Incorporation, its Bylaws, or any agreements to which the Corporation is a party.

The Corporation's other outstanding equity securities, including Class B Common Stock, Class A and Class B Preferred Stock, were previously exchanged for equity securities in Matech 2.

            INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

In connection with the Stock Purchase Agreement, the Corporation issued 2,319,454 shares of its Class A Common Stock so that the total number of shares outstanding was increased from 2,680,546 shares to 4,550,000 and 450,000 additional shares will be issued upon closing the Stock Purchase Agreement for a total of 5,000,000 shares as follows:

                                  Number of Shares Issued       Number of Shares Issued
            Description              to all Shareholders        to Robert M. Bernstein
----------------------------------------------------------------------------------------
Outstanding as of March 9, 1997           2,680,546                     856,676
----------------------------------------------------------------------------------------
Issued to Robert M. Bernstein in          1,049,454                   1,049,454
  lieu of $372,000 in accrued salary(1)
----------------------------------------------------------------------------------------
Authorized to be issued upon                450,000                           0
  closing to Irwin Renneisen and
  David Jordan for initiating
  SecurFone Transaction
----------------------------------------------------------------------------------------
Issued to Robert M. Bernstein               520,000                     520,000
   for $108,000 Note
----------------------------------------------------------------------------------------
Issued to the Baker Group for               280,000                           0
   $58,000 Note
----------------------------------------------------------------------------------------
Issued to the Company's Counsel              20,000                           0
  for Services in 1995 and 1996
----------------------------------------------------------------------------------------
                      TOTAL ISSUED        2,319,454
----------------------------------------------------------------------------------------
                 TOTAL OUTSTANDING        5,000,000                   2,426,130
----------------------------------------------------------------------------------------


 (1) Under the agreement with Mr. Bernstein, upon closing the Stock Purchase Agreement, the Corporation will distribute an additional 450,000 shares of Matech 2 Class A Common Stock to Mr. Bernstein so that he will own a total of 2,876,130 shares of Matech 2. 1,499,454 of these shares will be subject to forfeiture to Matech 2 if, within two (2) years, Mr. Bernstein leaves his positions as an officer and director of Matech 2 other than as a result of death or disability.

In addition, in connection with the Stock Purchase Agreement, Mr. Bernstein will enter into an agreement with SecurFone to provide consulting services for 18 months following the closing. Under the consulting agreement, SecurFone will pay Mr. Bernstein $5,000 upon closing the transaction. In addition, for five years from the date of the closing, Mr. Bernstein will be entitled to receive stock options, nonexercisable for one year from the date of issue. The number of shares subject to Mr. Bernstein's options will equal 7% of the sum (a) the total number of shares SecurFone registers with the Securities and Exchange Commission on Form S-8 plus (b) the total number of shares, if any, that SecurFone sells under Regulation S of the Securities Act of 1933. Mr. Bernstein will have to pay for the shares in accordance with the terms of the options when issued and those terms will be substantially the same as the other shares registered on Form S-8 or sold under Regulation
S. The number of such options and/or shares that will be issued, if any, their value, terms, and the dates of issuance cannot be determined at this time but will be determined by SecurFone's Board of Directors during the five year period depending on the Board's judgment of various factors that cannot be predicted at this time, including, but not limited to, the need to reward SecurFone's officers, directors, and employees, and its capital requirements.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

--------------------------------------------------------------------------------------
                    Name and Address of     Amount and Nature of   Percent of Class
Class of Stock       Beneficial Owner      Beneficial Ownership
--------------------------------------------------------------------------------------
Class A          Robert M. Bernstein, CEO     2,426,130 Shares              53.3%(1)
Common Stock     East Tower, Suite 705
                 11835 Olympic Blvd.
                 Los Angeles, CA  90064
--------------------------------------------------------------------------------------
                 Joel R. Freedman, Director     113,481 Shares               2.5%
                 1 Bala Plaza
                 Bala Cynwyd, PA 19004
--------------------------------------------------------------------------------------
                 John Goodman, Director          50,000 Shares               1.1%
                 East Tower, Suite 705
                 11835 Olympic Blvd.
                 Los Angeles, CA  90064
--------------------------------------------------------------------------------------
                 Directors and executive      2,589,611 Shares              56.9%
                 officers as a group
                 (3 persons)
--------------------------------------------------------------------------------------
                 Sherman Baker                  505,700 Shares              11.1%
                 555 Turnpike St.
                 Canton, MA  02021
--------------------------------------------------------------------------------------
                 Sherman Baker Group            883,768 Shares              19.4%
                 composed of 15 investors
                 including Mr. Baker
--------------------------------------------------------------------------------------

                         DISSENTERS' RIGHT OF APPRAISAL

Shareholders who disapprove of the Corporation's merger with SecurFone America, Inc., have appraisal rights under Section 262 of Delaware General Corporation Law. To exercise appraisal rights, within twenty (20) days of the mailing of this notice, a shareholder must demand in writing from the Corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the Corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such a demand is received within the designated time, such shareholder will then be entitled to Notice from the Corporation of the effective date of merger. A copy of Section 262 of Delaware General Corporation Law entitled "Appraisal rights" is attached hereto as Exhibit A.

                                   BACKGROUND

Material Technology, Inc. was incorporated in the State of Delaware on November 7, 1985 under the name of Tensiodyne Scientific Corporation. On July 19, 1994, the Corporation amended its Certificate of Incorporation, changing its name to Material Technology, Inc. The Corporation's principal offices are located at 11835 West Olympic Boulevard, East Tower, Suite 705, Los Angeles, California 90064.

The Corporation, a development stage company, owns that certain device known as the Fatigue Fuse, which requires additional testing to more precisely identify commercial uses prior to market-ing. It is also the exclusive licensee of the Electrochemical Fatigue Sensor ("EFS"), which requires substantial additional development. These technologies are intended to indicate the level of fatigue of certain metal structures including aircraft, bridges, cranes, ships, and other structures. No commercial applications of the Corporation's products have been arranged to date. The Corporation intends to develop a market for the Fatigue Fuse once testing is completed and for the EFS once it has been fully developed. (SEE, attached Form 10K of Material Technology, Inc. for the fiscal year ended December 31, 1996, p.2.)


Prior to 1994, the Corporation had virtually no assets or liabilities and was a subsidiary of Tensiodyne Corporation ("Tensiodyne"). In February 1994, as part of a reorganization, Tensiodyne assigned all of its assets and liabilities to the Corporation. On January 22, 1994, Tensiodyne's board of directors resolved to transfer its assets and liabilities to the Company and distribute, to Tensiodyne's holders of record at the close of business on February 1, 1994, one share of the Corporation's Class A Common Stock for each share of Tensiodyne Class A Common Stock. That distribution was subsequently made pursuant to an S-1 registration statement filed with the Securities and Exchange Commission effective on January 19, 1996.

The Corporation's Board of Directors has reviewed the transaction, including the various steps, described in this Information Statement and determined that they are fair to the Corporation and its shareholders. The Board concluded that the transaction is in the best interests of the Corporation's shareholders because it will result in each shareholder obtaining an interest in a different high technology public company that is closer than the Corporation to realizing revenues and profits. The Board expects Corporation's business to remain in the development stage for some time yet. The transaction will also supply the Corporation additional working capital.

The transfer of assets and liabilities to Matech 2 and distribution of Matech 2's shares are designed to keep the two businesses separate. Each company has a distinct mission and distinct financial, investment, and operating characteristics, as well as different management. Maintaining the separation allows each company to adopt strategies and pursue objectives appropriate to its specific business to be valued independently from the other. The distribution enables the Corporation's management to keep its attention and resources focused on developing its Fatigue Fuse and Electrochemical Fatigue Sensor without regard to the corporate and financial objectives and policies of SecurFone. The distribution allows investors to evaluate better, in accordance with their objectives and views, the different merits and outlooks of Matech 2 and SecurFone.

                          THE STOCK PURCHASE AGREEMENT

As of February 17, 1997, the Corporation entered into a Stock Purchase Agreement with Montpilier Holdings, Inc., ("MHI") SecurFone America, Inc., ("SecurFone") and Robert M. Bernstein, the Chief Executive Officer and controlling shareholder of both the Corporation and Material Technologies, Inc., ("Matech 2"). Under that agreement, the parties intend to effect a reverse merger of SecurFone into the Corporation immediately after distributing 5,000,000 shares of Matech 2's Class A Common Stock to the Corporation's shareholders. Upon closing, SecurFone's shareholders will acquire 90% of the Corporation's outstanding capital stock in exchange for 100% of SecurFone's outstanding capital stock.

The principal executive offices of Matech 2 and SecurFone America, Inc. are as follows:

Material Technologies, Inc.         SecurFone America, Inc.
East Tower, Suite 705               Suite 220
11835 West Olympic Boulevard        5850 Oberlin Drive
Los Angeles, CA  90064              San Diego, CA 92121
(310) 208-5589                      (619) 677-5580



Matech 2 was incorporated on March 4, 1997, for this transaction. On March 9, Matech 2's Board authorized issuance of 5,560,000 shares of its Class A Common Stock to the Corporation in exchange for all of the Corporation's assets and liabilities. Matech 2 also issued (a) 60,000 shares of its Class B Common Stock to Robert M. Bernstein in exchange for cancellation of his 60,000 shares of the Corporation's Class B Common Stock, (b) 350,000 shares of Matech 2's Class A Convertible Preferred Stock to the Baker Group in exchange for cancellation of that group's 350,000 shares of the Corporation's Class A Preferred Stock, (c) 15 shares of Matech 2's Class B Preferred Stock to Tensiodyne Corporation in exchange for cancellation of the Corporation's Class B Preferred Stock, and (d) 1,700,000 warrants to purchase 1,700,000 shares of Matech 2's Class A Common Stock for $.50 per share in exchange for cancellation of like warrants to purchase the Corporation's common stock.
The rights, privileges, and designations of Matech 2's Class B Common Stock, warrants, and its preferred stock are the same as the Corporation's corresponding securities except the redemption date of the Class B Preferred Stock was changed from January 31, 2004 to January 1, 2002. As a result, the Corporation has outstanding 4,550,000 shares of its Class A Common Stock and no other securities.

On March 9, 1997, the Corporation's Board authorized the exchange of its assets and liabilities for 5,560,000 shares of Matech 2's Class A Common Stock. That transaction will be approved by the majority of the Corporation's shareholders approximate 21 days after this Information Statement is mailed to the Company's shareholders who will not vote on the transaction. The Corporation also agreed to distribute 5 million shares of Matech 2's Class A Common Stock to the Corporation's shareholders in a ratio of one for one. The Corporation intends to distribute 369,172 shares of Matech 2's Class A Common Stock to 405 shareholders upon the effectiveness of an S-1 Registration Statement filed with the Securities and Exchange Commission on March 19, 1997. The remainder of the 5,000,000 shares being distributed will be distributed to the Corporation's affiliates under the private offering exemption from registration and such shares will be restricted. The Corporation will retain 560,000 shares of Matech 2's Class A Common Stock equal to 10.1% of the outstanding shares.

After the distribution, the Corporation will issue 450,000 shares to certain individuals who introduced the Company to SecurFone and reverse split its 5,000,000 outstanding shares, 1 for 10, leaving approximately 500,000 shares outstanding. Fractional shares will be rounded up. Thus, stockholders owning less than ten shares of the Corporation's Class A Common Stock will still receive one share in the reverse split.


The Corporation will then issue 4,500,000 new shares to SecurFone shareholders in exchange for all of SecurFone's outstanding shares leaving the Corporation's present shareholders with a 10% inter-est in SecurFone. SecurFone will pay Matech 2 $120,000 to cover the expenses related to the transaction. The Corporation will then change its name to SecurFone America, Inc.; its officers and directors will resign; and new directors will be elected and new officers appointed. The resigning officers and directors will remain officers and directors of Matech 2. The Corporation's present shareholders will retain approximately 90% of their interest in the Corporation's metal fatigue technologies business through Matech 2 and own 10% of SecurFone's prepaid cellular telephone and calling card business as well.

SecurFone is a start-up company providing prepaid cellular and telephone line calling cards. SecurFone utilizes an advanced switching platform to provide prepaid debit products to telephone customers. SecurFone's principal offices are in San Diego, California and its primary network facilities are in Miami, Fl.


It is management's understanding that the distribution will be a taxable dividend to the Corporation's shareholders. The Corporation's shareholders will be required to include in their taxable ordinary income for the taxable year in which the distribution is received, the fair market value of the Corporation's Stock distributed to them. The Corporation's Board of Directors has determined that the value of its Common Stock is $.001 per share. This value was determined due to the lack of marketability of the Corporation's stock, as well as its negative net worth and its predecessors' history of accumulated losses. There can be no assurance that the Internal Revenue Service (the "Service") or other taxing agency will not assert a higher value, resulting in greater tax liability to the Corporation's shareholders as a result of the distribution.

The reverse merger contemplated by the Stock Purchase Agreement is conditioned on the Registration Statement filed with the Securities and Exchange Commission on March 19, 1997, becoming effective to allow distribution of Matech 2's Class A Common Stock to the Corporation's public shareholders prior to July 31, 1997. The Corporation is aware of no federal or state regulatory requirements or approvals that will be necessary prior to effecting the proposed reverse merger of SecurFone into the Corporation.

These transactions are contingent on satisfying certain conditions including that the closing occur by July 31, 1997. In addition, prior to closing, the Corporation must obtain the agreement of certain affiliates of the Corporation to restrict their ability to sell or otherwise transfer their shares of the Corporation for one year from the date of the closing. Closing is also conditioned on counsel for the Corporation and SecurFone verifying that the various steps in the transaction described above have been legally and properly taken prior to closing and that no material adverse information has come to light. Assuming that these conditions are satisfied, the Board of Directors intends to authorize the Corporation to close the transactions. Concurrent with the closing, each of the current members of the Board of Directors will resign and Robert M. Bernstein, by written consent, will (a) amend the Corporation's Bylaws to increase the number of directors to five (5) and (b) will elect new directors. No shareholder approval for elections of the new directors is required and none is being sought.

                         SELECTED FINANCIAL INFORMATION

On March 9, 1997, Matech 2 authorized issuance of 5,560,000 shares of its
Class A Common Stock to the Corporation, 60,000 shares of its Class B Common Stock to Robert M. Bernstein, 350,000 shares of its Class A Convertible Preferred Shares to the Corporation's Class A Convertible Preferred Shareholders in exchange for their Convertible Preferred in the Corporation, and 15 shares of Class B Convertible Preferred Shares to the Corporation's Class B Convertible Preferred Shareholder, Tensiodyne Corporation in exchange for its Class B Convertible Preferred in the Corporation. Matech 2 will continue substantially in the same line of business as the Corporation including owning all of its assets and liabilities. The selected financial data for the Corporation are derived from the Corporation's consolidated financial statements. The selected financial data should be read in conjunction with the Corporation's financial statements contained in the Corporation's Annual Report on Form 10K attached hereto as Exhibit 1.

                                                                                      Three Months Ending     Inception to
                                       Fiscal Year Ending December 31                       March 31             March 31
-----------------------------------------------------------------------------------------------------------------------------
                         1992         1993        1994          1995        1996         1996         1997         1997
                                                                                     (Unaudited)  (Unaudited)   (Unaudited)
-----------------------------------------------------------------------------------------------------------------------------
 Net Sales                     0            0            0            0            0           0             0            0
-----------------------------------------------------------------------------------------------------------------------------
 Income (Loss) From     $(51,180)   $(714,605)   $(378,848)   $(203,849)   $(483,186)  $(150,541)     $(87,649) $(2,755,193)
 Continued
 Operations
-----------------------------------------------------------------------------------------------------------------------------
 Income (Loss) From                                                            $(.17)                   $(.016)
 Continued
 Operations Per
 Common Share
-----------------------------------------------------------------------------------------------------------------------------
 Common Shares                                                             2,580,546                 5,560,000
 Outstanding
-----------------------------------------------------------------------------------------------------------------------------
 Total Assets           $178,944     $167,858     $184,579     $150,692     $208,299    $165,481      $172,418     $172,418
-----------------------------------------------------------------------------------------------------------------------------
 Total Liabilities       $46,481     $401,600     $620,375     $783,882   $1,046,517    $914,049      $493,146     $493,146
-----------------------------------------------------------------------------------------------------------------------------
 Redeemable                    0            0     $150,000     $150,000     $150,000    $150,000      $150,000     $150,000
 Preferred Stock
-----------------------------------------------------------------------------------------------------------------------------
 Total Stockholders'    $132,463    $(619,166)   $(585,796)   $(783,190)   $(988,218)  $(898,568)    $(470,728)   $(470,728)
 Equity (Deficit)
-----------------------------------------------------------------------------------------------------------------------------
 Dividends                     0            0            0            0            0           0             0            0
-----------------------------------------------------------------------------------------------------------------------------

The following selected financial data compares, as of March 31, 997, the Corporation's per share finances with SecurFone's per share finances as derived from the audited financial statements attached to this Information Statement with the pro forma data as if the transaction had been completed on March 31, 1997. For financial reporting purposes, the transaction is treated as a recapitalization of both companies.

                                                        The                        SecurFone
                                                    Corporation    SecurFone      (Pro Forma)
---------------------------------------------------------------------------------------------
 Number of Shares of Common Stock Outstanding
 as of March 31, 1997                                 5,000,000     4,000,000      5,000,000
---------------------------------------------------------------------------------------------
 Book Value per share as of March 31, 1997               $(.094)         $.20          $.163
---------------------------------------------------------------------------------------------
 Loss per share for period ending March 31, 1997.*       $(.016)        $(.07)        $(.056)
---------------------------------------------------------------------------------------------
 Dividends                                                    0             0              0
---------------------------------------------------------------------------------------------

* As SecurFone began operations in the fall of 1996, its financial statements reflect only its first four months of operations ending on March 31, 1997 compared to three months of the Corporation's operations ending
  March 31, 1997.

AGREEMENTS AND ROYALTY OBLIGATIONS

There are certain outstanding agreements pursuant to which the Company and its predecessors agreed to pay royalties or remuneration based upon revenues derived from the commercial exploitation of the Fatigue Fuse and the EFS.

On December 24, 1985, Tensiodyne entered into agreements with Tensiodyne 1985-I R&D Partnership to provide funding to research and develop the Fatigue Fuse. These agreements were amended on October 9, 1989. Under these agreements, the Company is obligated to pay the Partnership a 10% royalty on future gross sales of the Fatigue Fuse limited to a return of the Partnership's original investment of $912,500 plus interest at 6% per annum. In the event that the Company ceases to be engaged in business, the Partnership will have all rights to the Fatigue Fuse, and will pay a 15% royalty to the Company. SEE, Note 10a to the Financial Statements.

In addition, the Company's predecessor entered into an agreement with Advanced Technology Center ("ATC") pursuant to which, for a grant of $45,000, the Company must return an amount equal to the grant by means of a royalty based on sales and sub license agreements. Ben Franklin Technology Center of South Eastern Pennsylvania succeeded to this interest. The royalty obligation is limited to the original advance and a return of 11% per annum. As of December 31, 1996, this future royalty commitment was $119,336 compared to $107,510 as of December 31, 1995. Payment of this obligation will be made solely from Company sales and is secured by a security interest in and to equipment used by the Company in developing its technology. SEE, Note 10 b to the Financial Statements.

A similar agreement with the same entity was entered into May 4, 1987, under which, in consideration for an additional grant of $63,775, ATC purchased a royalty of 3% of future gross sales and 6% of sub licensing revenues. The agreement was amended on August 2, 1987, and, as amended, the royalty cannot exceed the lesser of (1) the amount of the advance plus a 26% annual rate of return or, (2) total royalties earned for a term of 17 years. At December 31, 1995, and 1996, the total future royalty commitments, including the accumulated 26% annual rate of return, was limited to approximately $440,265 and $555,734, respectively. Payment of future royalties will be made solely from Company's sales of the Fatigue Fuse and are secured by the Company's patents, products, and accounts receivable related to the Fatigue Fuse only, the technology developed with the funding. SEE, Note 10 c to the Financial Statements.


On June 27, 1991, Tensiodyne issued to Variety Investments, Ltd., and Countryman Investments, Ltd. (hereinafter the "Issuees"), both of Vancouver, British Columbia, a royalty in an amount equal to 20% of gross sales of a joint venture named Tensiodyne Marketing, Inc., consisting of Tensiodyne, Variety and Countryman. Variety and Countryman were to advance $400,000 to Tensiodyne and additionally purchase a 2.5% royalty for $100,000. The $100,000 was paid, however, the Issuees advanced only $360,017 and the agreement was modified. Pursuant to the modified agreement, the $360,017 was to be repaid solely from funds derived from the sale of equity received by December 31, 1994, and the royalty was to be modified upon the issuance of 100,000 shares of the common stock of Tensiodyne. The obligation to Variety and Countryman bears interest at the rate of 4.5% per annum. No portion of this sum was repaid by December 31, 1994 as required; consequently, the Issuees will receive, in the aggregate, a royalty interest in the amount of 16.2%. SEE, Note 10 d to the Financial Statements.


Under the February, 2, 1994 reorganization agreement, Tensiodyne was obligated to provide $5,100,000 in financing to the Company. During 1994, the Company received $150,000 under this agreement in exchange for 7,560 shares of its Class A Common Stock and 15 shares of redeemable Class B Preferred Stock. The Class B Preferred stockholders had the right to redeem their stock at $10,000 per share on January 31, 2004. In connection with the Stock Purchase Agreement, Tensiodyne agreed to exchange its 15 Class B Preferred shares in the Company for $5,000 and 15 Class B preferred shares in Matech 2 with the same redemption rights except that Tensiodyne may redeem its shares two years earlier on January 31, 2002.

Tensiodyne provided no further funding under its agreement to provide $5,100,000 in financing to the Company. As a result, the Company sued Tensiodyne. On March 28, 1995, a settlement of that action was reached and Tensiodyne issued a total of 6,375,000 shares of its common stock to the Company. The proceeds from the sale of these shares are applied to reduce Tensiodyne's obligation under the February 2, 1994 agreement. The balance owed is $4,950,000 plus accrued interest at 7% per year. The Company also received an additional 250,000 shares of Tensiodyne upon signing the settlement agreement.

These Tensiodyne shares have little or no value. Management believes that Tensiodyne has insufficient capital to pay any of the amount owed and the Company's Tensiodyne shares are restricted and subject to Rule 144 under the Securities and Exchange Act. It thus appears highly unlikely that the Company will receive any significant funds from this source. SEE, Note 10 e to the Financial Statements.

On August 4, 1995, the Company entered into an agreement with an unrelated third party, Stephen Forrest Beck, to compensate him for providing the idea of pursuing a government contract to fund the development of the EFS. As amended on February 7, 1997, the agreement requires Matech 2 to issue him
2.5% of the Company's outstanding Class A common stock as of the date Matech 2 signs a subcontract with SWRI, appoint him to Matech 2's Board of Directors, and issue him a promissory note equal to 15% of the amount of SWRI's contract with the government. The funds due on the note are to be paid only when such funds are available to Matech 2 from financing or revenues other than from a government contract. Under this Agreement Matech 2 must execute a promissory note to pay this third party $375,000 plus interest at major bank prime rate when such funds are available to Matech 2. Interest accrues nine months after the government contract is executed, and is payable quarterly. Matech 2 is obligated to pay 12.5% of the first $1,000,000 earned or raised through financing, other than a government contract, and 15% of any amount over $1,000,000 until the note and accrued interest are paid. SEE, Note 10 f to the Financial Statements.

On August 26, 1993, Tensiodyne entered into a license agreement with the University of Pennsylvania whereby the University licensed to Tensiodyne the right to develop and exploit the Electrochemical Fatigue Sensor. Under this agreement, Tensiodyne issued 12,500 shares of its common stock to the University and granted the University a 5% royalty interest on revenues from sales of the EFS. The license was assigned to the Company and terminates upon the expiration of the underlying patents.

Also on August 26, 1993, Tensiodyne entered into a Sponsored Research Agreement with the University of Pennsylvania under which Tensiodyne agreed to sponsor development of the EFS including paying the University $200,000 in 18 monthly installments. These payments were not made for lack of funds. This agreement was also assigned to the Company.

The Company expects to enter into modification agreements with the University of Pennsylvania. Under the contemplated modification agreements, the University's royalty on the EFS was increased from 5% to 7%; the Company will issue the University and certain affiliates of the University (the "University Group") sufficient additional shares of Class A Common Stock so that the University Group's percentage ownership equals 5% of the outstanding Class A Common Stock; and the Company will pay the University 30% of any amounts the Company raises from financing (excluding government contracts) in excess of $150,000 until the $200,000 owed to the University is paid. SEE,
Note 6 to the Financial Statements.

The following summarizes the Company's royalty obligations on the Fatigue Fuse and the EFS:

                                            Fatigue Fuse        EFS
------------------------------------------------------------------------
Tensiodyne 1985-1 R&D Partnership              10.0%(1)           0
------------------------------------------------------------------------
Advanced Technology Center                                        0
  Future Gross Sales                            6.0%(2)
  Sublicensing Fees                              12%(3)
------------------------------------------------------------------------
Variety Investments, Ltd.                      20.0%              0
------------------------------------------------------------------------
University of Pennsylvania
  Net Sales of EFS                                0             7.0%
  Net Sales of Services                           0             2.5%
------------------------------------------------------------------------
Sherman Baker                                   1.0%            0.5%
------------------------------------------------------------------------
                            Totals             49.0%           10.0%
------------------------------------------------------------------------


1 The R&D Partnership's 10% royalty is limited to capital contributed plus accrued interest.
2 Advanced Technology Center's 6% royalty is limited to $45,000 plus 11% per year return which equaled $119,336 as of December 31, 1996.
3 Advanced Technology Center's 12% royalty on sales from sublicensing the Fatigue Fuse is limited to $63,775 plus a 26% annual return which equaled $554,734 as of December 31, 1996.

There are no prior affiliations, including stock ownership, among or between the Company and the other persons described above to whom the Company has royalty obligations.

BUSINESS

The Company, a development stage company, owns that certain device known as the Fatigue Fuse, which requires additional testing to more precisely identify commercial uses prior to manufacturing and marketing. The Company is also the exclusive licensee of the Electrochemical Fatigue Sensor ("EFS"), which requires substantial additional development. These technologies are intended to indicate the level of fatigue of certain metal structures including aircraft, bridges, cranes, ships, and other structures. No commercial application of these products has been arranged to date. The Company intends to develop a market for the Fatigue Fuse once testing is completed and for the EFS once it has been fully developed.

The Fatigue Fuse is in its final testing and development stages which will last from 6 to 12 months and cost approximately $2,000,000, including technical testing and final development. If testing, development, and marketing are successful, management estimates the Company should begin receiving revenue from Fatigue Fuse sales a year of receiving the $2,000,000. At this time, management cannot estimate the amount of revenue that may be realized. Management estimates the EFS will require two years and approximately $2,875,000 for development and marketing. If successful, Matech 2's two products will complement each other and be used together in systems to detect and measure metal fatigue. On the other hand, neither may be successful for the many reasons listed above.

At first, management intends to market the Fatigue Fuse separately. If the EFS is successfully developed, the two products will complement on another. Several manufacturers are capable of producing the Fatigue Fuse at a reasonable cost. It is uncertain, however, that these products (a) will be successfully developed, (b) can be commercially produced, (c) will perform to expectations, or (d) that commercial markets will be successfully developed. Moreover, there is and will be significant competition for the Fatigue Fuse if and when it is marketed.

DEVELOPMENT OF TECHNOLOGIES

The development and application sequence for the Fatigue Fuse and EFS consists of Basic Research, Advanced Development, Prototype Evaluation, Application Demonstration, and Commercial Sales and Service. The Fatigue Fuse came first and is furthest along in the sequence. The Basic Research was by the inventor, Professor Maurice Brull of the University of Pennsylvania. Tensiodyne conducted the Advanced Development, including variations of the adhesive bonding process, and fabrication of a laboratory grade recorder (i.e., a fatigue recorder capable of high precision and reliability, but not designed for use outside a laboratory) for the separation events which constitute proper functioning of the Fatigue Fuse. The next step, Prototype Applications, is on hold pending the receipt of funding, including empirical tailoring of Fuse parameters (i.e., parameters to match the measured structure's material and the Fuse's exact geometric design to the structure's material and use) to fit actual spectrum loading (i.e., random stress loads over a specific range of loads) expected in specific applications. Associated tests include coupon specimens (i.e., small blocks of metal which can be conveniently loaded in a test laboratory) and full scale structural tests (i.e., the object being tested is a large assembly constituting a section of the structure, e.g., an airplane wing) with attached Fuses. A prototype of a flight qualifiable operational (i.e., it can be modified to function when attached to a flying airplane) separation event recorder (i.e., a device which detects, stores, and displays the information that the metal strips in the Fuse have separated at specific times) was designed, fabricated, and successfully demonstrated. The next tasks will be to prepare a mathematical analysis for more efficient selection of Fuse parameters and to conduct a comprehensive test program to prove the ability of the Fatigue Fuse to accurately indicate fatigue damage when subjected to realistically large variations in spectrum loading. The final tasks prior to marketing will be an even larger group of demonstration tests, e.g. on bridges, helicopters, tankers, or windmills.


To date, certain organizations have included Matech's Fatigue Fuse in test programs. Already completed are tests for welded steel civil bridge members. Tests are ongoing on a full scale trainer aircraft. The Company has also received commercial inquiries on the availability of Fatigue Fuses for windmills, marine cranes, and refinery pressure vessels.

Basic Research for the EFS was conducted at the University of Pennsylvania. It defined the unique physical effect on which the EFS is based, and the materials, configuration, instrumentation and procedures to be employed. The next phase will be Advanced Development with more complex load cycles, additional alloys, fabrication of a movable Electrochemical Fatigue Sensor device, and production of another body of reproducible test data. Prototype Applications will then include fabrication of a truly portable near-operational device. And again the final steps are multiple demonstration tests followed by routine sales.

The Company has a teaming agreement with Southwest Research Institute ("SWRI") and the University of Pennsylvania (collectively the "Team"). On February 25, 1997, the United States Air Force awarded the Team a $2.5 million Phase I contract to "determine the feasibility of [the Company's Electrochemical Fatigue Sensor] to improve the United States Air Force capability to perform durability assessments of military aircraft, including both air frames and engines through the application of EFS to specific military aircraft alloys." The Company is a subcontractor to SWRI and its share of this award is approximately $550,000 for which the Company will perform certain technical tasks in accordance with its expertise. This research will substantially assist the Company in determining the feasibility of the EFS.

DESCRIPTION OF TECHNOLOGIES

The Company is developing these technologies because the existing methods of detecting metal fatigue have certain disadvantages which may be avoided by the Fatigue Fuse and/or EFS. The Fatigue Fuse, like other competing technologies, must remain attached to the structure to respond to the structure's complete loading history. Its advantages over the other technologies are (a) it costs less and (b) it can be simply interpreted without a complex computer analysis system. If the EFS is developed successfully, it will have a unique advantage over all competing metal fatigue detection systems in that it will be able to determine the degree of fatigue damage after a few days of temporary installation. It will not require continuous input and will be able to assess structures which have never before been tested for fatigue damage.


Moreover, there is a possibility that these two systems will work well together. If the EFS can measure the status of the metal fatigue of a structure, then the Fatigue Fuse may be calibrated to that level of fatigue and installed on the structure to accurately measure metal fatigue as it occurs in the structure from that date forward.


The Fatigue Fuse

The Fatigue Fuse, developed by Tensiodyne and now owned by the Company, was designed to be affixed to a structure and to give a number of warnings as preselected portions of the fatigue life have been used up (i.e., how far to failure the object has progressed). It will give warnings against a condition of widespread generalized cracking due to fatigue.

The Fatigue Fuse is a thin piece of metal similar to the material being monitored. It consists of a series of parallel metal strips connected to a common base, much as fingers are attached to a hand. Each "finger" has a different geometric pattern called "notches" defining its boundaries. By applying the laws of physics in determining the geometric contour of each of the notches, the fatigue life of each finger should be finite and predictable. When the fatigue life for a given finger (or fuse) is reached, the fuse breaks. By implementing different geometry for each finger in the array, different increments of fatigue life become observable. Typically, notches will be designed to facilitate observation of increments of fatigue life of 10% to 20%. By mechanically attaching or bonding these devices to different areas of the structural member of concern, the Fuses undergo the same fatigue history as the structural member. Therefore, breakage of a fuse will indicate that an increment of fatigue life has been reached for the structural member.

Fatigue results from a metal object being subjected to repeated cyclic strain. In a commercial context this strain and concomitant stress result from a large number of cycles of loading and unloading. Sudden fracture can result. Fatigue damage and the resulting compromise of the stability and integrity of the member experiencing fatigue presents the potential for structural failure and extreme danger. Objects such as bridges and wings of airplanes are subject to fatigue. It is obvious that sudden fracture of such objects could have disastrous results. It is presently impossible, under any generally acceptable theory of fatigue phenomena, to predict by analysis alone when the limit is reached and when a fracture may take place. Further, in normal usage, the damage occurs cumulatively, at microscopic levels and can only be detected, in the early stages at a time when dire results can be avoided by examination of the microscopic structure.

This difficulty has caused designers of objects and structures subject to fatigue to be extremely conservative. They have attempted to design structures to maintain the stresses presented in critical areas of a structure at a level well below known endurance limits of the material. In many instances this results in extreme expense. In spite of this "over-designing," catastrophic fatigue failures still occur. Although tests of the Fatigue Fuse have been performed in independent laboratories and the Fuse has been shown to perform as designed and as expected, Management has determined that substantial additional testing is necessary to ensure that it will be possible to calibrate various types of loading spectra. Management estimates that it will require an outlay of approximately $355,000 to accomplish this additional testing. If this money were available, Management estimates that such additional testing could be accomplished in 6 to 12 months.


Management believes that the Fatigue Fuse will be of value in monitoring aircraft, ships, bridges, conveyor systems, mining equipment, cranes, etc. No special training will be needed to qualify in-dividuals to report any broken segments of the Fatigue Fuse to the appropriate engineering authority for necessary action. The development of such value is contingent upon the Company's successful production and marketing of the Fatigue Fuse, and no assurance can be given that the Company will be able to overcome the obstacles relating to the introduction to the market of a new product. In order to determine its ability to produce and market the Fatigue Fuse, it will be necessary for the Company to have substantial capitalization and no assurance can be given that the needed capital will be available.

Electrochemical Fatigue Sensor

In August 1993, Tensiodyne entered into two agreements, a license and a development agreement, with the University of Pennsylvania regarding a new invention, the EFS, designed to measure electrochemically the status of fatigue of a structure without knowing the structure's past loading history. Under the license Agreement, 12,500 shares of Tensiodyne's common stock were issued, a 5% royalty on sales of the EFS was granted, and, under the development agreement, Tensiodyne undertook to pay $11,112 per month for 18 months totaling $200,000. No payments have been made on this obligation. The Company and the University of Pennsylvania are negotiating an agreement to modify their previous agreements (a) to increase the University's royalty from 5% to 7% of the sale of related products, (b) to issue additional shares of the Company's Class A Common Stock so that the University and certain affiliates will own to 5% of the outstanding Class A Common Stock of the Company as of the effective date of the modified agreements, and (c) to pay the University 30% of any financing the Company receives in excess of $150,000 (excluding amounts received from government grants or contracts) up to the $200,000 owed to the University.

The EFS is a high precision instrument consisting of (a) a cell which can be attached to a structure to measure electrical current and (b) software to interpret the current measurements. The cell consists of an enclosure which contains a fluid which conducts electricity and two metal electrodes connected to external wires leading to a battery and the current measuring instrument. The sensor is temporarily attached to a structural member, then the member is subjected to multiple loads while the instrument records the current. A computer analyzes the current record to determine the degree of fatigue damage present at the location of the sensor in the structure. Then the sensor is removed.

The EFS is in the initial stage of research. No assurance can be given that it can be developed successfully or that, if developed, it can be produced at a price which will permit its marketing, or that, even if these two conditions are met, that the EFS will find a market.

PATENTS


The Company is the assignee of four patents originally issued to Tensiodyne. The first was issued on May 27, 1986, and expires on May 27, 2003. It is entitled "Device for Monitoring Fatigue Life" and bears United States Patent Office Number 4,590,804. The second patent entitled "Method of Making a Device for Monitoring Fatigue Life" was issued on February 3, 1987 and expires February 3, 2004. It bears United States Patent Office Number 4,639,997. The third patent, entitled "Metal Fatigue Detector," was issued on August 24, 1993 and expires on August 24, 2010. It bears United States Patent Number 5,237,875. The fourth patent, entitled "Device for Monitoring the Fa-tigue Life of a Structural Member and a Method of Making Same," was issued on June 14, 1994 and expires on June 14, 2011. It bears United States Patent Number 5,319,982. This latter patent was pending when Tensiodyne assigned the rights to the Company in February 1994 and was assigned to the Company upon issuance later in 1994.

DISTRIBUTION METHODS OF PRODUCT

If funds become available, the Company intends to exhibit the Fatigue Fuse and the EFS at various aerospace trade shows and market its products directly to end users, including aircraft manufacturing companies, aircraft maintenance companies, manufacturers and operators of cranes, certain state regulatory agencies which oversee bridge maintenance, companies engaged in manufacturing and maintaining ships and tankers, and the military. Although management intends to undertake marketing, dependent on the availability of funds, within and without the United States, no assurance can be given that any such marketing activities will be implemented.

COMPETITION

     The Company's Products

1. The EFS is intended to provide a fatigue measurement which cannot now be obtained from any other instrument, namely, an assessment of the extent of fatigue damage before cracks have grown to a size detectable by nondestructive inspection, in a structure which has not previously been instrumented or monitored to record the loads or strains experienced in service.

2. The Fatigue Fuse provides a simple low-tech way to assess and predict fatigue damage, which otherwise requires complex instrumentation, precision data recording, and sophisticated analytical computer programs.

     Competitor's Products

Nevertheless, other technologies exist which indicate fatigue damage. Single cracks larger than a certain minimum size can be found by nondestructive inspection methods such as dye penetrant, radiography, eddy current, acoustic emission, and ultrasonics. Tracking of load and strain history, for subsequent estimation of fatigue damage by computer processing, is possible with recording instruments such as strain gauges and counting accelerometers. These methods have been used for up to 40 years and also offer the advantage that they have been accepted in the marketplace, whereas the Company's products will remain largely unproved for some currently indeterminable period. Companies marketing these alternate technologies include Magnaflux Corporation, Kraut-kremer-Branson, Dunegan-Endevco, and MicroMeasurements. These companies have more substantial assets, greater experience, more human and other resources than the Company, including but not limited to established distribution channels and an established customer base. The familiarity and loyalty to these technologies may be difficult to dislodge. Because the Company is still in its development stages, it is unable to predict whether its technologies may be successfully developed and commercially attractive to various potential markets.

SOURCES OF BASIC MATERIAL


All of the materials used in the Company's technologies are easily available from numerous sources. The Company will not be dependent on any supplier as a sole provider of materials.

DEPENDENCE UPON ONE OR MORE MAJOR CUSTOMERS

The Company believes that its products may be utilized within the aerospace, crane, bridge, large ship and tanker industries and by the military. If it successfully develops its products, as to which no assurance can be given, the Company will attempt to market its products to a variety of companies and governmental agencies. Nevertheless, the Company believes that it is likely, for several years following introduction of its products, that it may be dependent on a small number of large customers, the loss of any one of which would have a material adverse effect upon the Company's revenues and the perceived reliability of its products within the marketplace.

TOTAL NUMBER OF EMPLOYEES

The Company has three employees, Robert M. Bernstein, its President and Chief Executive Officer, who spends substantially full time on its affairs, John Goodman, its Chief Engineer, who works part time, and a secretary. The Company will employ other persons as needed on a part time or consulting basis, as appropriate, based on the availability of funds.

PLAN OF OPERATIONS

The Company estimates that it requires $5,000,000 in order to complete testing of the Fatigue Fuse and to market the Fatigue Fuse and EFS. Of this sum, it estimates that funds would be allocated approximately as follows:

-------------------------------------------------------------------------
 Preparation of production models                              $1,250,000
-------------------------------------------------------------------------
 Referral fees for prior funding                                 $625,000
-------------------------------------------------------------------------
 Fatigue Fuse lab testing for specific "loading conditions"      $500,000
-------------------------------------------------------------------------
 Fatigue Fuse Beta test completion                               $250,000
-------------------------------------------------------------------------
 EFS Beta testing on Turbine blades                              $500,000
-------------------------------------------------------------------------
 Marketing efforts for two years including personnel             $660,000
-------------------------------------------------------------------------
 University of Pennsylvania license payment                      $200,000
-------------------------------------------------------------------------
 Office administration and overhead for two years              $1,015,000
-------------------------------------------------------------------------
                                                    TOTAL      $5,000,000
-------------------------------------------------------------------------

The Company is seeking to raise funds from numerous sources, including various state and federal governmental agencies and/or private or public offerings of securities. At this time, however, the Company has no firm agreements other than the subcontract with Southwest Research Institute related to the Air Force contract signed on February 25,1997. That contract will provide $2,500,000 for basic feasibility research on the EFS related to air frames and engines through the application of EFS to specific military aircraft alloys. The Company will receive approximately $550,000 to pay its overhead during EFS development which will allow the Company to continue to search for the additional $5 million needed to complete testing of the Fatigue Fuse and to market both the Fatigue Fuse and EFS.

DESCRIPTION OF PROPERTY

The Company leased offices beginning June 1, 1997 at 11661 San Vicente Boulevard, Suite 707, Los Angeles, California, 90049. The space consists of 830 square feet of useable space and will be adequate for the Company's current and foreseeable needs. The rent is $40,464.00 payable at $1,868.00 per month.

The Company owns a remote monitoring system and certain manufacturing equipment which is presently leased to the University of Pennsylvania (Laboratory for Research on the Structure of Matter) for instructional and testing purposes. In consideration of the leasing of this equipment, the University of Pennsylvania has agreed to perform 1,200 hours of testing on materials to be used in conjunction with the Fatigue Fuse. The first five year term of this lease will expire on March 31, 1998. Lessee has the right to borrow the equipment for a further five year period. Upon the expiration of the second five year period, the University has the right to purchase the equipment at its then fair market value.

LEGAL PROCEEDINGS

The Company is not presently involved in any legal proceedings which in management's opinion might have a material effect on the Company.


               DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

The following individuals will constitute the Board of Directors following the resignation of the current members of the Board:

William Stueber, age 37, became President of SecurFone America, Inc. in June 1996. Since 1982, he has been the owner and president of Direct Mobile, Inc. (formerly known as Vortex Cellular, Inc.), a distributor of cellular telephones, pages, and other communications equipment.

Nicholas Wilson, age 51, became Chief Executive Officer of SecurFone America, Inc. in June 1996. From September 1994 until October 1996, Mr. Wilson was Chairman of the Board of Intek Diversified Corporation, a publicly-traded company engaged in the development of 220 MHZ special mobile radio systems. Mr. Wilson is President of Roamer One Holdings, Inc. a privately-held holding company which owns a major position in Intek Diversified Corporation. Since 1989, Mr. Wilson has served as President and Chief Executive Officer of Roamer Communications Network which was responsible for providing engineering services to a large number of 220 MHz licensees. In addition to serving as a Director to several private companies, Mr. Wilson serves as a Director on the Board of Ventel, Inc. a Canadian corporation listed on both the Vancouver and Montreal Stock Exchanges.

Michael Lee, age 38, became Chief Financial Officer of SecurFone America, Inc. in June 1996. He is a certified public accountant and member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. Mr. Lee has been a tax partner since October 1993 at Bober, Markey & Company, a large regional public accounting firm. Previously he worked as a tax manager for ten years at Grant Thorton International LLP, one of the world's largest public accounting firms. Mr. Lee presently serves as Treasurer and Director of Roamer One Holdings, Inc. and has served as a Director for numerous private companies.

Derek Davis, age 29, became Chief Operating Officer of SecurFone America, Inc. in June 1996. From March 1993 until June 1996, Mr. Davis was Director of Operations of Central Communications Corporation, a company engaged in the construction and operation of 220 MHz special mobile radio systems. From December 1990 until September 1991, Mr. Davis was a financial analyst for Rovic Diamonds, a diamond mining company. Mr. Davis has a Masters of Business Administration from the University of San Diego.

Steven L. Wasserman, age 43, became Secretary and a Director of SecurFone America, Inc. in June 1996. Mr. Wasserman is an attorney and a partner of the law firm of Kohrman Jackson & Krantz, PLL, Cleveland, Ohio. He is Secretary and a Director of Intek Diversified Corporation, and is also a member of Intek's Audit Committee and Stock Option Committee. Mr. Wasserman is also a Director of Roamer One Holdings, Inc. He was a principal of the law corporation of Honohan, Harwood, Chernett & Wasserman, LPA, Cleveland, Ohio, from September 1983 until September 1, 1994. Mr. Wasserman is a member of the bars of Ohio and Florida.

The Board of Directors does not have any committees. All actions of the Board during the previous fiscal year, 1996, were conducted by the unanimous consent of the three directors, Robert M. Bernstein, Joel Freedman, and John Goodman.

                            EXECUTIVE COMPENSATION


                                                     AWARDS                 PAYOUTS
 --------------------------------------------------------------------------------------------
                                          OTHER     RESTRICTED                      ALL OTHER
 NAME AND                                ANNUAL       STOCK      OPTIONS   LTIP      COMPEN-
 PRINCIPAL             SALARY    BONUS   COMPEN-      AWARDS      /SARS   PAYOUTS   SATION ($)
 POSITION    YEAR       ($)       ($)   SATION ($)      ($)         (#)      ($)
 ---------------------------------------------------------------------------------------------
 Robert M.   1994    $72,000(1)    0           0          $0        0        0          $10(2)
 Bernstein   1995          0       0           0           0        0        0            0
 CEO         1996   $200,000(1)    0           0           0        0        0            0
 ---------------------------------------------------------------------------------------------
 John W.     1994    $71,096       0           0           0        0        0            0
 Goodman     1995      2,745       0           0           0        0        0            0
 Director    1996          0       0           0           0        0        0            0
 and
 Engineer
 ---------------------------------------------------------------------------------------------

1 This amount was accrued. On April 25, contingent on Mr. Bernstein remaining as an officer and director of Matech 2 for two years, the Corporation agreed to issue Mr. Bernstein 1,049,454 shares of its Class A Common Stock and an additional 450,000 shares of Matech 2 Class A Common Stock in exchange for cancellation of the $372,000 in salary accrued by Mr. Bernstein.
2 In February 1994, the Company issued 10,000 shares of Class A Common Stock, par value $.001, to Mr. Bernstein

                          INDEPENDENT PUBLIC ACCOUNTANT

The Corporation's independent public accountant for its most recent fiscal year, 1996, was Jonathon Reuben, CPA, An Accounting Corporation. The Corporation has not retained an accountant for the current fiscal year.

                                   ATTACHMENTS


Attachment A: Delaware General Corporation Law, Section 262: Appraisal Rights

Exhibit 1:  Annual Report on Form 10-K Amendment 1 of Material Technology, Inc.

Exhibit 2:  Financial Statements of SecurFone America, Inc.

                                  ATTACHMENT A

                        DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section.
 As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non stock corporation; and the words "depository receipt" means a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an inter dealer quotation system by the National Association of Securities Dealers, Inc. or
     (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
             b. Shares of stock of any other corporation, or depository receipts at the respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.
   (d)  Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holder of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or
             consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided,
             however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of  such
             holder's shares in accordance with the subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of the subsection (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.
        Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting
        resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation .
   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
   (h)  After determining the stockholders entitled to an appraisal, the
        Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.
   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be
        simple or compound, as the Court may direct.   Payment shall be so
        made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation of this State or of any state.
   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of the stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.
        Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, Section 262; 56 Del. Laws, c. 50; 56
        Del. Laws, c. 186, Section 24; 57 Del. Laws, c. 148, Sections 27-29;
        59 Del. Laws, c. 106, Section 12; 60 Del. Laws, c. 371, Sections
        3-12; 63 Del. Laws, c. 25, Section 14; 63 Del. Laws, c. 152, Sections 1,2; 64 Del. Laws, c. 112, Sections 46-54; 66 Del. Laws, c. 136,
        Sections 30-32; 66 Del. Laws, c. 352, Section 9; 67 Del. Laws, c.
        376, Sections 19, 20; 68 Del. Laws, c. 337, Sections 3, 4; 69 Del. Laws, c. 61, Section 10; 69 Del. Laws, c. 262, Sections 1-9 ; 70 Del. Laws, c. 79, Section 16; 70 Del. Laws, c. 186. Section 1;70 Del.
        Laws, c. 299, Sections 2, 3; 70 Del. Laws, c. 349, Section 22.)

     Amendment 1 to the Form 10K for Material Technology, Inc., is being filed separately and is incorporated herein by reference as Exhibit 1.

                                        i